Exhibit 5.1

PORTER WRIGHT MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215

May 1, 2024

Huntington Bancshares Incorporated
Huntington Center
41 S. High St.
Columbus, Ohio 43287

    Re:    Registration Statement on Form S-8
        Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:

    We have acted as counsel for Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Huntington with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 38,000,000 shares of Huntington common stock, $0.01 par value (the “Shares”), to be issued under the Plan.

    In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

    Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with and subject to the provisions of the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PORTER WRIGHT MORRIS & ARTHUR LLP

PORTER WRIGHT MORRIS & ARTHUR LLP